Exhibit 10.35

Execution Version

ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT (this “Agreement”) is made as of the 8th day of February, 2012, by and between AREP SOUTH LAKE AT DULLES CORNER LLC, a Delaware limited liability company (“Assignor”), and WELLS CORE REIT – SOUTH LAKE AT DULLES, LLC, a Delaware limited liability company (“Assignee”).

R E C I T A L S

R-1.    Assignor has entered into that certain Agreement of Sale dated as of November 23, 2011, as amended by that certain First Amendment to Agreement of Sale dated as of December 15, 2011, that certain Second Amendment to Agreement of Sale dated as of December 29, 2011, that certain Third Amendment to Agreement of Sale dated as of January 6, 2012, that certain Fourth Amendment to Agreement of Sale dated as of January 17, 2012, that certain Fifth Amendment to Agreement of Sale dated as of January 23, 2012, and that certain Sixth Amendment to Agreement of Sale dated as of February 3, 2012 (collectively, the “Purchase Agreement”), with Brandywine Acquisition Partners LP, a Delaware limited partnership (“Brandywine”), a true and complete copy of which is attached hereto as Exhibit A, whereby Assignor has agreed to purchase, and Brandywine has agreed to sell, the real property and improvements thereon, located at 13820 Sunrise Valley Drive, Herndon, Virginia, and other real and personal property more particularly described in the Purchase Agreement (the “Property”).

R-2.    All capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

R-3.    Assignor desires to assign all of its right, title and interest in and to the Purchase Agreement to Assignee, and Assignee desires to accept such assignment from Assignor and to assume certain of Assignee’s obligations as purchaser under the Purchase Agreement on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the sum of Ten and No/100 Dollars ($10.00) in hand paid by Assignee to Assignor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.        Assignment.  Assignor hereby grants, transfers, assigns, delivers, and conveys to Assignee, all of Assignor’s right, title, interest, duties and obligations in and to the Purchase Agreement as and to the extent expressly set forth in this Agreement (the “Assignment”), and Assignee hereby accepts the Assignment. Assignee shall have and be vested with all of the same rights, benefits, risks and obligations conferred upon and undertaken by Assignor in the Purchase Agreement as though, and to the same extent as if, Assignee had been named the “Purchaser” in the Purchase Agreement, except that the Assignor shall retain all liability and responsibility related to its entry, insurance, indemnification and restoration obligations, if any, related to its entry and inspections conducted on the Property as specified in Section 7.4 of the Purchase Agreement and Assignee shall have no liability for the same.

Execution Version

2.        Assumption.  Assignee hereby assumes, and agrees to be bound by and discharge, all agreements, covenants, obligations and liabilities of Assignor under the Purchase Agreement as and to the same extent as if Assignee had been an original party thereto, to the extent such agreements, covenants, obligations and liabilities are performable from and after the date of this Agreement, specifically including, but not limited to, the obligations specified in Section 2.2.1 of the Purchase Agreement (including the posting of an additional $1 million deposit within two (2) business days of the Inspection Period Expiration Date) as of the date hereof and as amended by this Agreement, but specifically excluding the Assignor’s entry, insurance, indemnification and restoration obligations, if any, related to Assignor’s entry and inspections conducted on the Property as specified in Section 7.4 of the Purchase Agreement (the “Assumption”).

3.        Due Diligence Expenses.  As a material inducement to Assignor entering into this Assignment, Assignee hereby covenants and agrees to reimburse Assignor for Assignor’s due diligence expenses (evidenced by reasonable supporting written documentation) incurred by Assignor in connection with the Purchase Agreement, as such expenses are set forth on Schedule 1 attached hereto and made a part hereof, in the aggregate amount of $95,785.00, unless otherwise agreed to in writing. Assignee shall make such reimbursement payment to Assignor at Closing.

4.        Conditions and Escrow.  If any of the following conditions have not been met as of 5:00 p.m. (EST) on the Inspection Period Expiration Date, then this Agreement shall: (i) if fully executed and disbursed from escrow, automatically terminate and Assignor and Assignee shall be released from their obligations hereunder and shall have no further obligations or liabilities to each other hereunder; or (ii) if not so fully executed and disbursed, not become effective at all, and all execution pages and signatures shall be returned to the signing party; unless, in either such case, the applicable party or parties waives in advance such condition(s) in writing.

  (a)      Purchase Agreement Amendment.  Brandywine and Assignee shall have each executed and delivered to Escrow Agent counterpart signature pages to that certain Seventh Amendment to Agreement of Sale to accommodate certain requirements of the Assignee as “Purchaser”, substantially in the form attached hereto as Exhibit B (the “Purchase Agreement Amendment”).

  (b)      Replacement Deposit.  Assignee shall have wire transferred to Escrow Agent the $1 million Initial Deposit and the $2 million Supplemental Initial Deposit (which $3 million shall be in replacement of and in exchange for Assignor’s funds that are currently being held in escrow by Escrow Agent and is collectively referred to as the “Replacement Deposit”).

  (c)      Brandywine Acknowledgement.  Brandywine shall have executed and delivered to Escrow Agent the Seller Acknowledgement and Agreement attached hereto as Exhibit C.

  (d)      Property Management Agreement.  Assignee and American Real Estate Partners Management LLC, an affiliate of Assignor (“Property Manager”), shall have each executed and delivered to Escrow Agent counterpart signature pages to that certain undated but

Execution Version

finalized Property Management Agreement (the “Property Management Agreement”) (it being understood, however, that the Property Management Agreement shall not be effective unless and until Closing occurs, whereupon Escrow Agent shall date the Property Management Agreement with the date of Closing and release the same to Assignee and Property Manager pursuant to a closing instruction letter to be delivered to Escrow Agent prior to Closing by Assignee’s counsel).

  (e)      Escrow Agent Confirmation.  Escrow Agent shall have provided written confirmation to the parties of (i) the satisfaction of each of the foregoing conditions (i.e., receipt of counterpart originals of the documents from Assignor, Assignee, Property Manager, and Brandywine that each is required to deliver under this Agreement), and (ii) receipt of the Replacement Deposit from Assignee. Upon receipt of such written confirmation, Brandywine, Assignee and Assignor shall authorize Escrow Agent to (x) release the counterpart signature pages of this Agreement, the Seller Acknowledgement and Agreement, and the Purchase Agreement Amendment, (y) to replace the currently held Initial Deposit and Supplemental Initial Deposit with the Replacement Deposit, and (z) to release the Assignor’s currently held Initial Deposit and Supplemental Initial Deposit to Assignor or it designee.

5.        Leasing Agreement.  Prior to Closing, Assignee and Assignor shall negotiate a leasing agreement (the “Leasing Agreement”). Upon finalization of the Leasing Agreement, Property Manager and Assignee shall each execute and deliver to Escrow Agent counterpart signature pages thereto (it being understood, however, that the Leasing Agreement shall not be effective unless and until Closing occurs, whereupon Escrow Agent shall date the Leasing Agreement with the date of Closing and release the same to Assignee and Property Manager pursuant to a closing instruction letter to be delivered to Escrow Agent prior to Closing by Assignee’s counsel).

6.        Representations and Warranties of Assignor.  As a material inducement to Assignee to execute, deliver and perform this Agreement, Assignor hereby represents and warrants to Assignee on and as of the date hereof as follows:

  (a)      All representations and warranties of Assignor appearing in other Sections of this Agreement are true and correct.

  (b)      Assignor has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Assignor pursuant hereto (including, without limitation, this Agreement), and all required action and approvals therefor have been or shall be duly taken and obtained. This Agreement and all documents to be executed pursuant hereto by Assignor shall be binding upon and enforceable against Assignor in accordance with their respective terms, and the transaction contemplated hereby will not result in a breach of or constitute a default or permit acceleration of maturity under any indenture, mortgage, deed of trust, loan agreement or other agreement to which Assignor is subject or bound.

  (c)      To the best of Assignor’s knowledge, Assignor has delivered or made available to Assignee true, correct, and complete copies of the Title Binder, Survey, Diligence Materials, and any other information related to the Property that Assignor has received from Brandywine or otherwise obtained in connection with the Property or Purchase Agreement.

Execution Version

  (d)      The foregoing representations and warranties shall survive the Closing or the early termination or expiration of this Agreement.

7.        Representations and Warranties of Assignee.  To induce Assignor to execute, deliver and perform this Agreement, Assignee hereby represents, warrants and covenants to Assignor on and as of the date hereof and on and as of the Closing Date as follows:

  (a)      All representations and warranties of Assignee, if any, appearing in other Sections of this Agreement are true and correct.

  (b)      Assignee has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Assignee pursuant hereto (including without limitation, this Agreement), and all required action and approvals therefor have been or shall be duly taken and obtained. This Agreement and all documents to be executed pursuant hereto by Assignee are and shall be binding upon and enforceable against Assignee in accordance with their respective terms, and the transaction contemplated hereby will not result in a breach of or constitute a default or permit acceleration of maturity under any indenture, mortgage, deed of trust, loan agreement or other agreement to which Assignee is subject or bound.

  (c)      Assignee represents and warrants that it is an affiliate of Wells Core Office Income REIT Advisory Services, LLC, a Georgia limited liability company.

  (d)      The foregoing representations and warranties shall survive the Closing or the early termination or expiration of this Agreement.

8.        Indemnification.

  (a)      Assignee’s Indemnity.  Assignee hereby agrees to indemnify, defend and hold harmless Assignor, its affiliates, beneficiaries, successors and assigns, and their respective partners, officers, shareholders, directors, members, managers, employees and agents (collectively, the “Assignor Indemnitees”) against any and all losses, liabilities, costs, expenses, fines, penalties and damages (including without limitation any damages or injury to persons, property or the environment as provided hereunder), or claims in respect thereof that are made against the Assignor Indemnitees or are suffered, sustained, incurred or paid by the Assignor Indemnitees and that arise out of, in connection with, or relate in any manner to either: (i) the Purchase Agreement, or (ii) Assignee’s breach of, default under or failure to perform any of its representations, warranties, covenants or obligations hereunder, except to the extent any of the foregoing are caused by the gross negligence or willful misconduct of any Assignor Indemnitees (each of the foregoing being hereinafter referred to as an “Assignor Claim”).

  (b)      Assignor’s Indemnity.  Assignor hereby agrees to indemnify, defend and hold harmless Assignee, its affiliates, beneficiaries, successors and assigns, and their respective partners, officers, shareholders, directors, members, managers, employees and agents (collectively, the “Assignee Indemnitees”) against any and all losses, liabilities, costs, expenses, fines, penalties and damages (including without limitation any damages or injury to persons, property or the environment as provided hereunder), or claims in respect thereof that are made against the Assignee Indemnitees or are suffered, sustained, incurred or paid by the Assignee Indemnitees

Execution Version

and that arise out of, in connection with, or relate in any manner to either: (i) the Purchase Agreement, or (ii) Assignor’s breach of, default under or failure to perform any of its representations, warranties, covenants or obligations hereunder, except to the extent any of the foregoing are caused by the gross negligence or willful misconduct of any Assignee Indemnitees (each of the foregoing being hereinafter referred to as an “Assignee Claim”) (and, together with an Assignor Claim, a “Claim”).

  (c)      Procedure.  Promptly after an Assignor Indemnitee or Assignee Indemnitee becomes aware of a Claim, such Assignor Indemnitee or Assignee Indemnitee, as the case may be, shall give written notice of such Claim (the “Claim Notice”) to the other party. Within ten (10) days following its receipt of the Claim Notice, the party receiving such Claim Notice shall have the right, by written notice to the other party, to elect to assume the defense of the Claim at its own expense and using attorneys reasonably acceptable to such party. If such party elects to assume the defense of the Claim, it shall not be liable to the other party for any legal or other expenses (other than reasonable costs of investigation) subsequently incurred by such party in connection with the defense of the Claim; provided, however, that if such party fails to assume or prosecute the defense of such Claim in good faith, such other party shall have the right, written notice to the other party, to assume the defense of such Claim at the expense of such other party. No party shall consent to the entry of a judgment or enter into any settlement with respect to a Claim without the prior written consent of such Assignor Indemnitee or Assignee Indemnitee, as the case may be.

  (d)      Survival.  The indemnification obligations under this Section shall survive until the expiration of the statute of limitations applicable to such act or omission.

9.        Attorneys’ Fees.  In the event either party hereto brings an action at law or in equity to enforce, interpret or redress the breach of this Agreement, the prevailing party in such action shall be entitled to its litigation expenses and reasonable attorneys’ fees in addition to all other relief as may be allowed by law. “Prevailing party” within the meaning of this section shall include, without limitation, a party who brings an action, which action is dismissed after the other party’s payment of the sum allegedly due or performance of the covenant allegedly breached or if the party obtains substantially the relief sought by it in the action.

10.      Notices.  Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be delivered personally or sent by United States registered or certified mail, return receipt requested, fax, or by overnight express courier, postage prepaid and addressed to the parties at their respective addresses set forth below, and the same shall be effective upon receipt if delivered personally or two (2) business days after deposit in the mail, if mailed, or deposit with an overnight express courier. Notices communicated by fax shall be deemed delivered upon telephonic confirmation of receipt. If such communication is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.

If to Assignee:	Wells Core REIT – South Lake at Dulles, LLC
c/o Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

Execution Version

Facsimile: (770) 243-8199
Attn: Heather M. Griner

With a copy to:	DLA Piper LLP (US)
500 8th Street, NW
Washington, DC 20004
Facsimile: (202) 799-5102
Attn: Jeffrey R. Keitelman, Esq.

If to Assignor:	AREP South Lake at Dulles Corner, LLC
c/o American Real Estate Partners, LLC
2350 Corporate Park Drive, Suite 110
Herndon, VA 20171
Attn: Douglas E. Fleit
Attn: Brian L. Katz

11.      Real Estate Commissions/Agency Disclosure.  Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agent commissions in connection with this Agreement or the transactions contemplated hereby. Each party shall indemnify the other against and hold the other harmless from any and all losses, liabilities, costs, expenses, fines, penalties and damages arising from any claim by any broker, agent, salesman or representative for any fees or commissions claimed by or through the party making the aforesaid representation.

12.      Entire Agreement, Amendments and Waivers.  This Agreement and all Exhibits contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby.

13.      No Third Party Benefits.  This Agreement is for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and no third party is intended to or shall have any rights hereunder.

14.      Interpretation/Miscellaneous.

  (a)      The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or Sections to which they apply or otherwise affect the interpretation hereof.

  (b)      Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

  (c)      This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Execution Version

  (d)      Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. Otherwise all references herein to “days” shall mean calendar days.

  (e)      This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

  (f)       This Agreement shall not become effective and binding on the parties unless and until Assignor and Assignee shall each have executed and delivered to Escrow Agent counterpart signature pages to this Agreement.

  (g)      Notwithstanding anything in this Agreement to the contrary, if Closing does not occur for any reason or no reason, Assignee shall have no liability whatsoever to Assignor or Property Manager with respect to the Property Management Agreement or the Leasing Agreement or any obligation or liability in connection therewith.

  (h)      Time is important to both Assignor and Assignee in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.

[Signatures appear on the following page.]

Execution Version

IN WITNESS WHEREOF, this Agreement has been executed and delivered by Assignor and Assignee on the date first above written and is intended to be effective as of such date.

ASSIGNEE:

WELLS CORE REIT – SOUTH LAKE AT DULLES, LLC, a Delaware limited liability company

By:	Wells Core Office Income Operating
Partnership, L.P., a Delaware limited partnership, its sole member

By:	Wells Core Office Income REIT, Inc., a
Maryland corporation, its sole general partner

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Executive Vice President

ASSIGNOR:

AREP SOUTH LAKE AT DULLES CORNER LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Manager

Agreed to by Escrow Agent with regard to the obligations, terms, covenants and conditions contained in this Agreement relating to Escrow Agent.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ R. Eric Taylor

Name:	R. Eric Taylor

Title:	Vice President & Counsel

Execution Version

EXHIBIT A

Purchase Agreement

[See Attachment]

Execution Version

EXHIBIT B

Form of Seventh Amendment to Agreement of Sale

[See Attachment]

Execution Version

EXHIBIT C

Acknowledgement and Agreement

Brandywine Acquisition Partners LP (“Brandywine”) hereby acknowledges and consents to that certain Assignment and Assumption of Purchase Agreement dated as of February 8, 2012 (the “Assignment Agreement”), whereby AREP South Lake at Dulles Corner LLC (“AREP”) assigned to Wells Core REIT – South Lake at Dulles, LLC (“Wells”), and Wells assumed from AREP, AREP’s rights, interests and obligations as purchaser under that certain Agreement of Sale dated November 23, 2011, as amended by that certain First Amendment to Agreement of Sale dated as of December 15, 2011, that certain Second Amendment to Agreement of Sale dated as of December 29, 2011, that certain Third Amendment to Agreement of Sale dated as of January 6, 2012, that certain Fourth Amendment to Agreement of Sale dated as of January 17, 2012, that certain Fifth Amendment to Agreement of Sale dated as of January 23, 2012, and that certain Sixth Amendment to Agreement of Sale dated as of February 3, 2012 (collectively, the “Purchase Agreement”), between AREP and Brandywine.

From and after the date of the Assignment Agreement, Brandywine shall communicate exclusively with Wells with respect to effectuating the Closing contemplated by the Purchase Agreement, and acknowledges and agrees to the escrow provisions of Section 4 of the Assignment Agreement.

Brandywine Acquisition Partners LP

By:	BDN Properties I Inc., a Delaware corporation,
its General Partner

By:
Name: Michael J. Cooper
Title: Senior Vice President/Managing Director

Execution Version

SCHEDULE 1

Assignor’s Due Diligence Expenses

[See Attachment]